Exhibit 99.2

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

CASCAL N.V., Plaintiff, v. SEMBCORP UTILITIES PTE LTD., SEMBCORP INDUSTRIES LTD., BIWATER INVESTMENTS LTD., and BIWATER HOLDINGS LIMITED, Defendants.	10 Civ. 3613 (LAK) DECLARATION OF ANTHONY M. CANDIDO

I, ANTHONY M.CANDIDO, hereby declare as follows:

1. I am a member of the Bar of this Court and a partner with the law firm Clifford Chance US LLP, attorneys for Sembcorp Utilities Pte Ltd. and Sembcorp Industries Ltd. (collectively, “Sembcorp”) in this action. I submit this Declaration in support of Sembcorp’s Supplemental Opposition to Cascal N.V.’s (“Cascal”) Application for a Temporary Restraining Order and Preliminary Injunction.

2. Attached hereto as Exhibit O is a true and correct copy of the transcript of the hearing before this Court on May 12, 2010 in this matter.

3. Attached hereto as Exhibit P is a true and correct copy of the prospectus issued in conjunction with the initial public offering of Cascal’s shares, dated January 29, 2008.

4. Attached hereto as Exhibit Q is a true and correct copy of Cascal’s Annual Report, Form 20-F, filed on July 1, 2009.

5. Attached hereto as Exhibit R is a true and correct copy of a letter from William E. Wallace of Clifford Chance U.S. LLP to Peter E. Calamari of Quinn Emanuel, dated May 7, 2010.

6. Attached hereto as Exhibit S is a true and correct copy of a letter from Marc L. Greenwald of Quinn Emanuel to William E. Wallace of Clifford Chance U.S. LLP, dated May 10, 2010.

I declare under penalty of perjury that the foregoing is true and correct.

Executed this 15th day of May, 2010.

Anthony M. Candido